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W. R. Berkley Corporation                                                      1
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                                                                    EXHIBIT 99.1



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W. R. Berkley Corporation                                                      2
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     W. R. Berkley Corporation                     NEWS
     165 Mason Street, P.O. Box 2518               RELEASE
     Greenwich, Connecticut 06836-2518
     (203) 629-3000
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   FOR IMMEDIATE RELEASE                               CONTACT:
                                                       Eugene G. Ballard
                                                       Senior Vice President -
                                                       Chief Financial Officer
                                                       and Treasurer
                                                       203-629-3000


                   W. R. BERKLEY CORPORATION ISSUES STATEMENT

                          ON WORLD TRADE CENTER TRAGEDY


                   Company Estimates Potential Pre-Tax Losses


     GREENWICH, CT., September 14, 2001 - W. R. Berkley Corporation (NYSE: BER) Chairman William R. Berkley issued the following statement today, "The events of the past several days have created much sadness in America as well as a sense of deep personal concern within our organization. This has not altered our confidence in our institutions or the importance of individual freedom. We have many friends who lost their lives in this abominable terrorist act and to all the families that suffered we offer our condolences."

     In addressing the business issue, Mr. Berkley commented, "Although it is too early to make a precise assessment of the financial impact to the company of these events, based on our preliminary analysis and our examination of all known exposures, we do not expect our pre-tax losses to exceed $10 million. In the unlikely event all reinsurance retentions are exhausted, our company's net pre-tax losses would be less than $25 million. We do not currently believe that we have any significant liability exposures."

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company, which operates in five segments of the property casualty insurance business: specialty insurance, alternative markets, reinsurance, regional property casualty insurance and international.

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     This is a "Safe Harbor" Statement under the Private Securities Litigation
Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's performance for the year 2001 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. They are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the reinsurance business, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, catastrophe and storm losses, the preliminary nature of the World Trade Center related losses and the complexity involved, legislative and regulatory developments, investment results, availability and use of reinsurance, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the year 2001 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.